Exhibit 8.1

Subsidiaries of UBIC, Inc.

Payment Card Forensics, Inc.

TechLaw Solutions, Inc.

UBIC Korea, Inc.

UBIC North America, Inc.

UBIC Patent Partners, Inc.

UBIC MEDICAL, Inc.

UBIC Taiwan, Inc.